EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ENDRA Life Sciences Inc. (the "Company")

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 16, 2023 on the consolidated financial statements of the Company and its subsidiaries, and the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form S-1 (File No. 333-270001). Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, New York

April 28, 2023